EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 25, 2008, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Luminent Mortgage Capital, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Luminent Mortgage Capital, Inc. on Forms S-8 (File No. 333141509, effective March 22, 2007 and File No. 333112277, effective January 28, 2004).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 25, 2008

121